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                                                                    EXHIBIT 12.0

                             NATIONWIDE CREDIT, INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES



                                       2000       1999       1998       1997       1996
Fixed charges:
Interest Expense*                   $ 14,530    $12,946   $ 13,418     $  122    $   241
Portion of rent expense
representative of interest (1/3)       2,199      1,268      1,165      1,575      1,437
                                     ---------------------------------------------------
                                      16,729     14,214     14,583      1,697      1,678

Earnings:
Income (loss) from continuing
operations before income taxes
and extraordinary item              $(15,801)   $(7,905)  $(34,845)    $2,316    $ 8,766
Fixed charges per above               16,729     14,214     14,583      1,697      1,678
                                     ---------------------------------------------------
                                         928      6,309    (20,262)     4,013     10,444
Ratio of earnings to fixed charges       0.1        0.4        N/A        2.4        6.2
Deficit in fixed charges coverage    (15,801)    (7,905)   (34,845)       N/A        N/A
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     *  Includes amortization of deferred debt issuance costs